                                  EXHIBIT 99.1
                              CONSULTING AGREEMENT

THIS AGREEMENT (the "Agreement") is entered into on the day of _____, 2002, by and between Anthony Sklar, an Individual having an office located at 530 South
Federal Highway, Suite 150 Deerfield Beach, Florida 33441-1480 (hereinafter referred to as "the Vendor") and TBX Resources, Inc. a Texas corporation, having an office located at 12300 Ford Road, Suite 194, Dallas, Texas 75234
(hereinafter referred to as "TBXR").

WHEREAS, TBXR is desirous of the Vendor performing certain services on its behalf as more specifically set forth on Appendix A attached hereto ("the
Services") and made a part hereof;

WHEREAS, the Vendor desires to perform the services for TBXR; and

WHEREAS, the parties have agreed that the Vendor will provide the services according to the terms and conditions set forth in this agreement.

NOW THERFORE, THE PARTIES AGREE AS FOLLOWS:

1. Appointment
TBXR hereby appoints and engages the Vendor pursuant to the terms and conditions of this Agreement. Vendor accepts such appointment and agrees to perform the services described in Appendix A Attached hereto and made a part hereof ("the
Services") upon the terms and conditions of this Agreement.

2. Engagement
TBXR engages Vendor to provide the services. Vendor accepts said engagement and agrees to provide the services to TBXR.

3. Authority and Description of Services
During the term of this Agreement, Vendor will furnish some or all of the services from time to time as requested by TBXR and agreed upon by the parties specifically, Vendor shall construct and host an interactive web-site for TBXR to describe the business of TBXR.

4. Term of Agreement
This Agreement shall become effective upon execution hereof and shall continue thereafter and remain in effect for a period of six (6) MONTHS.

5. Where Services Shall be Performed
The services shall be performed by Vendor at any office location deemed appropriate by Vendor.

6. Duties of TBXR
TBXR shall supply Vendor on a regular and timely basis with all approved data and information about TBXR, its management, its products, and its operations and
TBXR shall be responsible for advising Vendor of any facts which would affect the accuracy of any data and information previously supplied to Vendor by TBXR.
TBXR shall contemporaneously notify Vendor if any information or data being supplied to Vendor has not been generally released or promulgated.

TBXR acknowledges that the Vendor relying exclusively upon the information he receives from TBXR and TBXR acknowledges that it is responsible for the truthfulness of the information provided to the Vendor and therefore, TBXR agrees to indemnify, defend, release and hold harmless the Vendor, its Officers,
Directors, Agents, Employees or Assigns from and against any losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys fees and disbursements) based upon, arising out of or otherwise resulting from Vendor entering into this agreement.

7. Representation and Undertakings
TBXR shall be deemed to make a continuing representation of the accuracy of any and all material facts, material, information and data which it supplies to
Vendor and TBXR acknowledges its awareness that Vendor will rely on such continuing representation in disseminating such information and otherwise performing its functions hereunder. Vendor, in the absence of notice in writing from TBXR, will rely on the continuing accuracy of material, information and data supplied by TBXR.

8. Survival of Representations
Notwithstanding any right of Vendor to investigate the affairs of TBXR and notwithstanding any knowledge of facts determined or determinable by Vendor pursuant to such investigation of right of investigation, Vendor has the right to rely without limitation upon the representations, warranties, covenants and agreements of TBXR contained in this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder for twelve (12) months following the Closing
Date.

9. Termination
This Agreement may be terminated by either party prior to the expiration of the term as follows:
     a.   Upon the bankruptcy or liquidation of the other party; whether voluntary or involuntary;
     b.   Upon the other party taking the benefit of any insolvency law; and/or
     c.   Upon the other party having or applying for a receiver appointed for either party; and
     d.   Upon the breach of any representation by TBXR.

10. Vendor as Independent Contractor
Vendor shall provide the services as an independent contractor, and not as an employee of TBXR or any Company affiliated with TBXR. Vendor has no authority to bind TBXR or any affiliate of TBXR to any legal action, contract, agreement, or purchase. Vendor is not entitled to any medical coverage, life insurance, savings plans, health insurance, or any and all other benefits afforded to TBXR employees.

11. TBXR May Engage in Conflicting Activities
TBXR acknowledges that Vendor does, and shall, represent and service other and multiple clients in the same manner as it does TBXR, and that TBXR is not an exclusive client of Vendor.

12. Amendments
This Agreement may be modified or amended, provided such modifications or amendments are mutually agreed upon by and between the parties hereto and that said modifications or amendments are made in writing and signed by both parties.

13. Severability
If any provision of this Agreement shall be held to be contrary to law, invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is contrary to law, invalid or unenforceable, and that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

14. Applicable Law
This Agreement is executed pursuant to and shall be interpreted and governed for all purposes by the laws of the State of Florida for which the Courts in Broward
County, Florida shall have jurisdiction. If any provision of this Agreement is declared void, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect.

Notices           If to Vendor, to:         Anthony Sklar
                                            150 South Federal Highway
                                            Deerfield Beach, Florida 33441-4140

                  If to TBX                 TBX Resources, Inc.
                                            12300 Ford Road, Suite 194
                                            Dallas, Texas 75234
15.  Inurement
This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, and assigns.

16. Assignment
TBXR hereby grants the Vendor the right to assign any or all of its obligations incurred hereunder to any entity which is an affiliate of the Vendor and by this
Agreement does hereby consent to any said Assignment upon the Vendor advising
TBXR of said assignment in writing to TBXR's address for notice provided herein and that subsequent to said assignment TBXR's relationship with the Vendor is severed in its entirety provided however that TBXR is in no manner responsible for any further costs or expenses to said affiliate except for those said costs noted in this Agreement which have not been paid to the Vendor.

17. Compensation
In consideration of Vendor performing the services, TBXR shall pay to Vendor
Three Hundred Thousand (300,000) Shares of TBXR Common Stock registered on Form
S-8 in the name of Anthony Sklar ("the Registerable Securities") in compliance with the 1933 Act and pursuant to Rule 415 under the 1933 Act. TBXR shall cause the Registration Statement to remain effective until all of the Registerable
Securities have been sold. Prior to the filing of the Initial Registration
Statement, TBXR shall furnish a copy of the initial Registration Statement to the Vendor.

18. Authority to Execute and Perform Agreements
TBXR has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully the obligations hereunder including approval by the Board of Directors of TBXR. This
Agreement has been duly executed and delivered and is the valid and binding obligation of TBXR enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency, or other similar laws generally affecting the enforcement of creditors' rights. The execution and delivery of this Agreement and the other agreements contemplated hereunder, and the consummation of the transactions contemplated hereby and thereby, and the performance by TBXR of this Agreement, in accordance with their respective terms and conditions, will not:

     (a)  require the approval or consent of any foreign, federal, state, county, local, or other governmental or regulatory body or the approval or consent of any other person;
     (b)  conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under any order, judgment, or decree applicable to TBXR, or any instrument, contract, or other agreement to which TBXR is a party or by or to which TBXR is bound or subject; or
     (c)  result in the creation of any lien or other encumbrance on the assets or properties of TBXR.

Anthony Sklar

By: Anthony Sklar

TBX Resources, Inc.

By: Tim Burroughs, President

                                   Appendix A

                Details of the website services and construction

Stages of development:

Stage One:  Planning

THE VENDOR will obtain a basic understanding of the objectives of TBXR and what
TBXR has already accomplished in the development of their current web presence.
Under the direction of TBXR, THE VENDOR will define the basic goals, and mission behind the project.

After completion, the following categories will be outlined with detailed explanation.

     o    A Schedule for Site Completion
     o    Basic Site Content
     o    Technical Arrangements (including photos)
     o    Site Architecture
     o    Hosting parameters

Stage Two:  Development

After agreeing and written authorization of plan, development will commence.
Vendor will set aside space on a designated web server, and begin to layout the ideas and concepts discussed for the TBXR website. TBXR on a timely basis will approve photographs, illustrations, and Internet architecture. All back end issues will be addressed, and corrected, and the site is approved by TBXR before final publication.

Photographs of all products will be taken by Vendor under the direction of TBXR.

Stage Three: Implementation

The process of building the website according to its design is called
`implementation'. During this process web designers create hypertext markup language (HTML), Common Gateway Interface (CGI) programs, Flash Development, and/or Java scripts and/or applets. The implementation process resembles software development because it involves using a specific syntax for encoding web structures or a programming language in a formal language in computer files.
Although there are automated tools to help with the construction of HTML documents, a thorough grounding in HTML enriches the web implementers'
expertise.

Stage Four: Testing

After Vendor has implemented the website onto the Internet servers, the Vendor will begin a comprehensive review of aspects and traffic through the site ensuring that qualified hits will be at optimal levels. Cross platform testing will commence in this phase. All interactive components in the website will be subjected to a highly specialized group for pier testing. Testing will allow us to streamline and optimize the website for maximum efficiency.